http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces First Quarter Financial Results

Q1 Results Represent the Fourth Consecutive Quarter of Strong Year over Year Growth

Baltimore, Maryland, May 16, 2007 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended March 31, 2007 was $7.8 million, a 40% increase from the revenue reported for the three months ended March 31, 2006 of $5.6 million.

GSE reported operating income of $452,000 for the first quarter of 2007 as compared to operating income of $212,000 in the first quarter of 2006. Net income for the March 31, 2007 quarter was $31,000 as compared to a net loss of $(1,322,000) for the March 31, 2006 quarter. Net loss attributed to common shareholders (arrived at by deducting the preferred stock dividends from net income) was $(18,000) in the first quarter of 2007 or $.00 per share on both a basic and diluted basis versus a net loss of $(1,351,000) or $(.15) per share on both a basic and diluted basis for the first quarter of 2006.

During the first three months of 2007, the Company recorded a $106,000 tax provision to correct for the tax benefit taken in 2006 relating to a component of the debt extinguishment loss incurred in 2006. This tax provision negatively effected net income for the March 31, 2007 quarter.

GSE’s backlog as of March 31, 2007 was approximately $17.0 million compared to a backlog of $18.5 million at December 31, 2006. Backlog is defined as the remaining value of signed contracts or authorization letters to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since March 31, 2007. For example, the backlog reported above does not include $4.8 million of the $7.0 million of new contract awards announced in the Company’s April 23, 2007 press release. All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

John V. Moran, GSE’s Chief Executive Officer said, "I am once again pleased to report another quarter of top and bottom line growth for the first quarter of 2007 versus year ago levels. We continue to execute, and more importantly, position the Company with both existing and potential new customers for significant opportunities both near and long term in all three of our primary business units (nuclear simulation, non-nuclear simulation and our training and education center initiative)”.

Continuing, “I am particularly pleased with the continuing momentum we are seeing in the fossil fuel power generation segment where the Company booked over $2.6 million of new contracts in the first quarter 2007, after a 67% increase in such revenue in 2006 as compared to 2005. Meaningful foundations continue to be laid and advanced with respect to expanding the Company’s presence in the worldwide petroleum and petro-chemical industries. In the Nuclear industry, there continues to be strong demand for our services and technology to upgrade and modify the existing installed base as evidenced by our recent announcement of $7.0 million of new contracts. We expect this trend to continue as we progress through the year, and it will likely be supplemented with the initiation of work on new full scope simulators as our customers advance the many new reactor projects in their pipelines. We remain on schedule with respect to fulfilling our obligations under our $15.1 million contract with the Emirates Simulation Academy to provide simulation and related training curriculum and we remain optimistic that at least one new training and education center will progress from our pipeline and into production by year end.”

In summary, “We continue to advance a number of exciting opportunities in our pipeline across all three of our core business units. Our current level of activity, backlog and expanding pipeline bode well for the growth trends we have demonstrated the past four quarters to continue as we progress through the next several years.”

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 265 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in Atlanta, Georgia; St. Marys, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

AT THE COMPANY	INVESTOR RELATIONS CONTACT
John V. Moran	Feagans Consulting Inc.
Chief Executive Officer	Neal Feagans
Phone: 410-277-3741	Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three months ended
	March 31,
	2007	2006

Contract revenue	$7,845	$5,584
Cost of revenue	5,651	4,133

Gross profit	2,194	1,451

Operating expenses	1,742	1,239

Operating income	452	212

Loss on extinguishment of debt	-	(1,428)
Other income (expense), net	(315)	(106)

Income (loss) before income taxes	137	(1,322)

Provision for income taxes	106	-

Net income (loss)	31	(1,322)

Preferred stock dividends	(49)	(29)

Net loss attributed to
common shareholders	$(18)	$(1,351)

Basic income (loss) per common share	$-	$(0.15)
Diluted income (loss) per common share	$-	$(0.15)

Weighted average shares outstanding - Basic	11,709,613	9,101,830
Weighted average shares outstanding - Diluted	11,709,613	9,101,830

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	March 31, 2007	December 31, 2006

Cash and cash equivalents	$960	$1,073
Current assets	12,921	12,299
Total assets	19,022	18,448

Current liabilities	$10,499	$10,836
Long-term liabilities	372	251
Stockholders' equity	8,151	7,361